Exhibit 10.3

Execution Version

* AN ASTERISK INDICATES WHERE PORTIONS OF THIS AGREEMENT HAVE

BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

MADE TO THE SECURITIES AND EXCHANGE COMMISSION. THESE NON-PUBLIC

PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND

EXCHANGE COMMISSION.

STOCK PURCHASE AGREEMENT

by and among

MARIN SOLAR, INC.,

a California corporation,

ROY PHILLIPS,

An Individual Resident of the State of California

JAN PHILLIPS,

An Individual Resident of the State of California

and

REAL GOODS MARIN, INC.,

a California corporation

Dated as of November 15, 2007

ARTICLE I	DEFINITIONS	1

1.1	Definitions	1

ARTICLE II	PURCHASE AND SALE	9

2.1	Purchase and Sale	9
2.2	Excluded Liabilities	9
2.3	Excluded Assets	9
2.4	Lien Termination	9

ARTICLE III	PURCHASE PRICE	9

3.1	Purchase Price	9

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS	11

4.1	Organization and Qualification	11
4.2	Corporate Power	11
4.3	Authorization; Binding Obligations	11
4.4	Subsidiaries	11
4.5	Conflict with Other Instruments; Existing Defaults	12
4.6	Governmental and Other Third Party Consents	12
4.7	Capitalization; Title to Stock	12
4.8	Financial Statements; Undisclosed Liabilities	13
4.9	Existing Indebtedness and Liens; Investments	14
4.10	Contracts	14
4.11	Accounts Receivable	16
4.12	Labor Relations; Employees	16
4.13	Employee Benefit Plans; ERISA	17
4.14	Taxes	19
4.15	Litigation	21
4.16	Transactions with Affiliates	21
4.17	Licenses and Permits	22
4.18	Personal Property	22
4.19	Real Property	23
4.20	Environmental Matters	23
4.21	Intellectual Property	23
4.22	Nature of Business	26
4.23	Powers of Attorney	26
4.24	Insurance	26
4.25	Business Relationships	27
4.26	Personal Property Leases	27
4.27	Inventories	27
4.28	Depository and Other Accounts	27
4.29	Books and Records	27
4.30	Brokers; Certain Expenses	28

i

4.31	Compliance with Laws	28
4.32	Interim Changes	28
4.33	Outstanding Bids, Bid Bonds and Performance Bonds	29
4.34	Product and Service Warranties; Defects; Liability	30
4.35	Motor Vehicles	30
4.36	No Omissions or Misstatements	30

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLERS	30

5.1	Ownership of Capital Stock	30
5.2	Authorization of Transaction	30
5.3	Brokers’ Fees	31
5.4	No Conflict or Violation	31
5.5	Consents and Approvals	31
5.6	Litigation	31
5.7	Powers of Attorney	32
5.8	Sellers Guaranties	32

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	32

6.1	Organization	32
6.2	Authorization	32
6.3	Due Execution and Delivery; Binding Obligations	32
6.4	No Violation	32
6.5	Brokers; Certain Expenses	32
6.6	Litigation	33
6.7	Company’s Financial Records	33
6.8	No Omissions or Misstatements	33

ARTICLE VII	COVENANTS OF THE PARTIES	33

7.1	Tax Matters	33
7.2	Noncompete	35
7.3	Certain Taxes	36
7.4	Securities Matters	36
7.5	Employees	37
7.6	Seller Guaranties and Obligations	37
7.7	*	37
7.8	Consents	37

ARTICLE VIII	CLOSING DELIVERIES	37

8.1	Deliveries by the Sellers and the Company	37
8.2	Deliveries by Buyer	38

ii

ARTICLE IX	INDEMNIFICATION	39

9.1	Indemnification	39
9.2	Limitations of Indemnity	39
9.3	Indemnification Procedures - Third Party Claims	40
9.4	Indemnification Procedures - Other Claims, Indemnification Generally	41
9.5	Exclusive Remedy	42

ARTICLE X	MISCELLANEOUS	42

10.1	Publicity	42
10.2	Expenses	42
10.3	Entire Agreement; Amendments and Waivers	42
10.4	Notices	42
10.5	Waivers and Amendments	44
10.6	Governing Law	44
10.7	Consent to Jurisdiction and Venue	44
10.8	Waiver of Trial by Jury	45
10.9	Counterparts	46
10.10	Invalidity	46
10.11	Negotiated Agreement	46
10.12	Assignment	46
10.13	Severability	46
10.14	Further Assurances	47
10.15	Mutual Releases	47

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of November 15, 2007 by and among MARIN SOLAR, INC., a California corporation (the “Company”), ROY PHILLIPS, an individual resident of the State of California (“R. Phillips”), JAN PHILLIPS, an individual resident of the State of California (“J. Phillips”) (J. Phillips and R. Phillips collectively referred to as “Sellers”), and REAL GOODS MARIN, INC., a California corporation (“Buyer”).

R E C I T A L S:

WHEREAS, the Company is engaged in the business of providing and installing photovoltaic modules (the “Business”) in the State of California;

WHEREAS, Sellers own all of the issued and outstanding voting stock of the Company as set forth on Schedule A (collectively, the “Stock”) which consists solely of shares of Common Stock, the Preferred Stock being redeemed by the Company as provided in this Agreement; and

WHEREAS, each of Sellers desires to sell to Buyer all of the Stock owned by such Seller, and Buyer desires to purchase the Stock from Sellers, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article I

Definitions

1.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any five percent stockholder of such Person. For purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Agreement and includes all of the schedules and exhibits annexed hereto.

“Bankruptcy Laws” means the United States Bankruptcy Code (Title 11, United States Code) and any state or federal laws pertaining to insolvency, as the same may be amended from time to time.

“Benefit Plan” or “Benefit Plans” means all profit sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock or other equity-based compensation arrangement, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, bonus, incentive compensation, salary continuation, supplemental retirement, deferred compensation, employee loan or loan guarantee program, split dollar, cafeteria plan, and other compensation arrangements and other material agreement, arrangement, plan, policy, practice or program related to employment, compensation or employee benefits whether written or unwritten, funded or unfunded, formal or informal, and whether or not subject to ERISA that are maintained or contributed to by the Company.

“Bids” means all rights of the Company to enter into contracts and perform services under the terms of outstanding bids or responses for requests for proposals for product sales or services provided to customers and other potential customers using a bidding system for the procurement of such products or services.

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any weekday, except for any weekday on which banks are to close in California.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.1(a).

“Circle Bank Line of Credit Loan” means the line of credit loan from Circle Bank to the Company.

“Closing” means the closing of the purchase and sale of the Stock contemplated by this Agreement. Notwithstanding the date on which the Closing occurs, all of the incidents of economic ownership attributable to the Company shall be deemed transferred to Buyer on the Effective Date, and all prorations and allocations required by this Agreement shall be determined as of the Effective Date.

“Closing Date” means, subject to the satisfaction of the conditions set forth herein, the later of (i) November 15, 2007, or (ii) ten Business Days following the satisfaction or waiver of the conditions set forth in Article VIII.

“Closing Statement” has the meaning set forth in Section 3.1(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” has the meaning set forth in Section 4.7(a).

“Company” has the meaning set forth in the introduction to this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 4.21(a).

“Company Properties” has the meaning set forth in Section 4.19(a).

“Competing Transaction” means any business combination or recapitalization involving the Company or any acquisition or purchase of all or a significant portion of the assets of, or any equity interest in, the Company or any other similar transaction with respect to the Company involving any Person or entity other than Buyer or its Affiliates.

“Contract” means any contract, lease, license, purchase order, sales order, obligation or other agreement or binding commitment, whether or not in written form.

“Court Order” means any judgment, decree, injunction, order or ruling of any Governmental Authority or authority that is binding on any Person or its property under applicable Law.

“Customer Rebates Payable” means rebates from the state of California under the California Solar Initiative program.

“Deductible” has the meaning set forth in Section 9.2(a).

“Deposit” has the meaning set forth in Section 3.1(a).

“Disputed Items” has the meaning set forth in Section 3.1(b).

“Earn-Out” has the meaning set forth in Section 3.1(c).

“Effective Date” means (i) 12:01 a.m. on the first day of the month in which the Closing Date occurs if the Closing occurs on or before the 15th day of the such month, or (ii) 12:01 a.m. of the first day of the month immediately following the month in which the Closing occurs if the Closing occurs after the 15th day of such month.

“Employee Plans” means Benefit Plans and all employee benefit plans (as defined in Section 3(3) of ERISA) to which the Company or its ERISA Affiliates is a party or by which the Company or its ERISA Affiliates are bound, with respect to which payments or contributions are required to be made by the Company or its ERISA Affiliates, or in respect of which the Company or its ERISA Affiliates may otherwise have any liability.

“Employment Agreement” means the Employment Agreements substantially in the form of Exhibit A hereto.

“Environmental Laws” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law, order or other legal requirement relating to the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each persons which, pursuant to ERISA § 4001(b), is required to be treated as a single employer with the Company pursuant to Code § 414(b), (c), (m) or (o).

“Escrow Agreement” means the Escrow Agreement substantially in the form of Exhibit B hereto.

“Escrow Fund” has the meaning set forth in Section 3.1.

“Excluded Assets” means abstract paintings and the assets of the Company set forth on Schedule 1.1.

“Excluded Liabilities” means any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) of the Company or Sellers relating to any period prior to the Effective Date, including without limitation: (i) with respect to any Taxes relating to any period prior to the Effective Date, (ii) with respect to any Employee Plans or Benefit Plans, (iii) related to liabilities or obligations owing to any stockholders of the Company, including any Taxes, costs or expenses arising therefrom or related thereto, (iv) that arise out of or relate in any way to the presence or release of Hazardous Materials on, in, or under the Real Property prior to the Effective Date, including without limitation, any resulting migration of Hazardous Materials from the Real Property at any time on, before or after the Effective Date, or (v) that arise out of or relate to any claims for violation of ERISA. Excluded Liabilities shall not include (i) the Customer Rebates Payable, (ii) accrued but unpaid payroll liabilities of the Company for the period from October 29, 2007 to November 12, 2007, or (iii) other liabilities payable from the Purchase Price under Section 3.1(a)(i)(B)-(D).

“Final Closing Inventory” means the value, at Company’s cost, of the Inventory, on the Closing Statement.

“Final Closing Inventory Shortfall” means the amount by which the value of the Final Closing Inventory is less than $17,672.30.

“GAAP” means generally accepted accounting principles in effect in the United States, consistently applied, as in effect on the date of this Agreement.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

“Gross Sales” means solar installation sales and services as invoiced on a sales or service contract.

“Gross Profit” means Gross Sales less all of the following costs directly expended by the Company for the installations and services on the applicable job: permits and fees, bonding, site construction and excavation, utility connections, utility service upgrades, solar equipment, solar system components, installation labor and supervision, returns, sales tax, freight costs, engineering and design costs, subcontractor services, charge backs and per diem travel expenses for engineering, design and installation personnel.

* means the * substantially in the form of Exhibit E hereto.

“Hazardous Material” means any substance, material, liquid or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Historical Financials” has the meaning set forth in Section 4.8(a).

“Indemnification Acknowledgment” has the meaning set forth in Section 9.3(a)(ii).

“Indemnitee” has the meaning set forth in Section 9.3(a).

“Indemnitor” has the meaning set forth in Section 9.3(a).

“Investments” mean, as applied to any Person, (i) any direct or indirect acquisition by such Person of capital stock, other securities or other interests of, or investments in, any other Person, or all or any substantial part of the business or assets of any other Person, and (ii) any direct or indirect loan, gift, advance (other than trade accounts receivables for goods or services from customers incurred in the ordinary course of business (including such receivables evidenced by a promissory note)) or capital contribution by such Person to any other Person.

“Inventory” means normal items of inventory, which are current, suitable and merchantable at customary prices for the filing of orders in the normal course of business, and are not obsolete, damaged, defective or slow-moving.

“Knowledge” and “Knowledge of the Company” means, the actual knowledge or awareness of each Seller, and the knowledge or awareness that each such Person would have obtained after reasonable due diligence or inquiry in light of the circumstances.

“Latest Balance Sheet” means the unaudited balance sheet of the Company for the nine-month period ended September 30, 2007 included in the Historical Financials and not prepared in accordance with GAAP.

“Laws” means any statute, law, ordinance, regulation, order or rule of any governmental authority, including without limitation those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

“Licenses and Permits” means all foreign, local, state and federal licenses, permits, registrations, certificates, Contracts, consents, accreditations and approvals necessary for the operation of the Business.

“Lien” means any lien (statutory or other), pledge, mortgage, deed of trust, assignment, deposit arrangement, priority, security interest, or other charge or encumbrance or other preferential arrangement of any kind or nature whatsoever (including the interest of a lessor under a capitalized lease having substantially the same economic effect), any conditional sale or other title retention agreement, any lease in the nature thereof and the filing or existence of any financing statement or other similar form of notice under the laws of any jurisdiction or any security agreement authorizing any Person to file such a financing statement, whether arising by contract, operation of law, or otherwise.

“Losses” means any and all damages, costs, liabilities, losses, judgments, settlements, awards, penalties, fines, expenses or other costs, including reasonable attorneys’ fees, expert fees and costs of investigation, enforcement and collection suffered or incurred by an Indemnified Party.

“Material Adverse Effect” means a material adverse effect on either (i) the assets, operations, personnel, condition (financial or otherwise) or prospects of the Company, or (ii) the ability of either of Seller to consummate the transactions contemplated hereby.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4.8(a)(ii).

“Noncompete Period” has the meaning set forth in Section 7.2(a).

“Notice of Claim” has the meaning set forth in Section 9.3(a)(i).

“Party” and “Parties” means, individually and collectively, the Company, Sellers and Buyer.

“Permitted Liens” means (i) Liens and other exceptions to title that are disclosed on Schedule 4.9; (ii) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof and for which appropriate reserves have been established in accordance with GAAP; (iii) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for sums which are not yet delinquent or which are being contested in good faith by appropriate proceedings or with respect to which arrangements for payment or release have been made and for which appropriate reserves have been established in accordance with GAAP; and (iv) Liens arising under purchase money security interest contracts and operating leases with third parties entered into in the ordinary course of business set forth on Schedule B hereto, the payments under which leases are current and are not past due.

“Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Pre-Effective Tax Period” has the meaning set forth in Section 7.1(a).

“Preferred Stock” has the meaning set forth in Section 4.7(a).

“Products” means all past, current and proposed products and services manufactured, sold, leased, installed, maintained or otherwise provided by the Company, any subsequent versions of such products and services currently being developed, any products and services currently being developed which are designed to supersede, replace or function as a component of the foregoing, and any upgrades, enhancements, improvements and modifications to the foregoing.

“Pro Rata Share” means the pro rata share of each of Sellers based on their relative ownership of the Company as set forth on Schedule A hereto.

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Purchase Price Adjustment” has the meaning set forth in Section 3.1(b).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching into the indoor or outdoor environment, and includes any migration of any Hazardous Material from or onto the properties owned or leased by the Company.

“Released Claims” has the meaning set forth in Section 10.15.

“Released Parties” has the meaning set forth in Section 10.15.

“Releasors” has the meaning set forth in Section 10.15.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care or (iv) to otherwise correct a condition of noncompliance with Environmental Laws.

“Section 409A” has the meaning set forth in Section 4.13(o).

“Seller Guaranties” has the meaning set forth in Section 5.8.

“Sellers’ Liabilities Paid at Closing” means, the amounts set forth on Schedule C hereto necessary to (A) repay all outstanding indebtedness for borrowed money and capital lease obligations of the Company (determined in accordance with GAAP) existing on the Closing Date, including, but not limited to, the Vehicle Loans and the Circle Bank Line of Credit Loan, including any unpaid interest, fees, prepayment penalties and expenses thereon, and (B) remove all Liens (other than Permitted Liens) in respect of any property or assets of the Company (other than any Excluded Assets).

“Sellers’ Trade Payables” means, the amounts set forth on Schedule C hereto necessary to pay all current liabilities of the Company, including without limitation the Company’s accounts payable, in excess of $123,900, if any, as of the Closing Date (determined in accordance with GAAP), which liabilities shall exclude (A) any accrued but unpaid payroll liabilities of the Company for the period period from October 29, 2007 to November 12, 2007 and (B) any liabilities related to the Customer Rebates Payable.

“Stock” has the meaning set forth in the Recitals to this Agreement.

“Straddle Period” has the meaning set forth in Section 7.1(c).

“Subsidiary” and “Subsidiaries” means, with respect to any Person, any other Person of which more than 50% of the total voting power of capital stock entitled to vote (without regard to the occurrence of any contingency) in the election of directors (or other Persons performing similar functions) are at the time directly or indirectly owned by such specified Person.

“SunPower Rebate Payment” has the meaning set forth in Section 3.1(d).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (including taxes under Section 59A of the Code or otherwise), custom duties, capital stock, profits, franchise, employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing; and the term “Tax Liability” shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

“Tax Determination” has the meaning set forth in Section 7.1(f).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, copyrightable works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise.

“Third Party Claim” means a claim or demand made by any Person, other than Buyer, Sellers or the Company, against an Indemnified Party.

“Third Party Intellectual Property Rights” has the meaning set forth in Section 4.21(b).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreement, the Landlord’s Consent to Assignment and any document or instrument which shall be executed and delivered at the Closing by the Company or Sellers, as the case may be.

“Transactions with Affiliates” means those transactions described in Section 4.16.

“Vehicle Loans” means the Company’s loans for various vehicles as listed on Schedule 4.9 hereto.

“WARN” has the meaning set forth in Section 4.12(b).

Article II

Purchase and Sale

2.1 Purchase and Sale. Subject to the terms hereof, Sellers agree to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Sellers, all of the Stock, free and clear of all Liens.

2.2 Excluded Liabilities. Notwithstanding the purchase of the Stock by Buyer, Buyer and Sellers acknowledge and agree that: (a) it is the intent of the Parties that Sellers shall be responsible for all Excluded Liabilities; and (b) Sellers agree to fully and timely pay all Excluded Liabilities.

2.3 Excluded Assets. Buyer, the Company and Sellers acknowledge and agree that the Excluded Assets shall be distributed by the Company to Sellers immediately prior to the Closing Date.

2.4 Lien Termination. On or prior to the Closing Date, all Liens (other than Permitted Liens) on the Company’s assets shall have been terminated.

Article III

Purchase Price

3.1 Purchase Price.

(a) Cash Purchase Price.

(i) The cash purchase price for the Stock shall be $* (the “Purchase Price”), paid as follows:

(A) $* paid on October 17, 2007 into Seller’s attorney’s trust account to be released at Closing (the “Deposit”);

(B) the Sellers’ Liabilities Paid at Closing shall be paid directly by the Company and/or Buyer on the Closing Date;

(C) the Sellers’ Trade Payables shall be paid directly by the Company and/or Buyer in the ordinary course;

(D) $* necessary for the Company to redeem the outstanding shares of Preferred Stock in accordance with the Company’s Amended and Restated Articles of Incorporation shall be paid directly to Harold and Linda Kramer by wire transfer in immediately available funds on the Closing Date;

(E)* of the Purchase Price after deduction of the amounts set forth in Section 3.1(a)(i)(A)-(D) (the “Escrow Fund”) shall be delivered to the Escrow Agent pursuant to the Escrow Agreement; and

(F) the remainder shall be paid in cash at Closing by wire transfer in immediately available funds to each Seller in accordance with his or her respective Pro Rata Share.

(b) Adjustments to Purchase Price.

(i) The Purchase Price shall be reduced, on a * basis, by an amount equal to the Final Closing Inventory Shortfall (the “Purchase Price Adjustment”).

(ii) Within 30 days after the Closing Date, Buyer shall conduct a physical count of the Company’s Inventory on-hand and Buyer shall provide a calculation in reasonable detail of the Final Closing Inventory Shortfall, if any, and, if applicable, the Purchase Price Adjustment (the “Closing Statement”). Sellers will cooperate with Buyer in connection with the preparation of the Closing Statement.

(iii) At any time within 5 days following the delivery of the Closing Statement pursuant to Section 3.1(b)(ii) hereof, Sellers may deliver a written objection specifying those items on the Closing Statement which it disputes (such items, the “Disputed Items”). If Sellers do not so object in writing, the Closing Statement shall be final and binding on the parties. If Sellers object to the Closing Statement, the parties shall agree on the amount, if any, which is not in dispute, and attempt to resolve the Disputed Items by negotiation. If the parties are unable to resolve the Disputed Items within 10 days of the objection by Sellers, the parties shall appoint a firm of certified public accountants of national recognition mutually satisfactory to Sellers and Buyer to review the Disputed Items and determine the amount thereof in accordance with GAAP. Buyer and Sellers shall use commercially reasonable efforts to cause such accounting firm to determine such amount as soon as is reasonably practicable. The fees and expenses of such accounting firm shall be borne in equal portions by Sellers and Buyer and the determination of such accounting firm shall be final and binding on the parties.

(iv) If the aggregate amount of the Purchase Price Adjustment is less than the Escrow Amount, Buyer and Sellers will deliver mutual instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement to deliver that portion of the Escrow Amount equal to the Purchase Price Adjustment to Buyer and the balance of the Escrow Amount shall remain in escrow to be distributed in accordance with the terms of the Escrow Agreement.

(c) Additional Purchase Price – Earn-Out. The Purchase Price shall be increased by the earn-out payment, if any, described in this Section 3.1(c), which shall be calculated as provided herein (the “Earn-Out”). Sellers shall be entitled to additional Purchase Price in an amount equal to * for each * increment of Gross Sales generated from the sale and installation of solar systems greater than 25kW with a minimum Gross Profit of * , or a Gross Profit otherwise approved in advance by the Buyer, for the jobs identified prior to the Closing Date and listed on Schedule 3.1(c) hereto, provided, that such jobs are completed by December 31, 2008 and have been paid in full by the customer by February 28, 2009. If earned, the Earn-Out shall be paid by Buyer as follows: (i) within 30 days following June 30, 2008 for all jobs completed and paid in full by the customer by June 30, 2008 and (ii) within 30 days following February 28, 2009 for all jobs completed by December 31, 2008 and paid in full by the customer by February 28, 2009. Sellers shall be entitled to payment of the Earn-Out, if earned as provided in this Section 3.1(c), without regard to whether the Sellers are employed by Buyer.

(d) SunPower Rebate. Sellers shall be entitled to additional payments in an amount equal to * of any rebates paid after the Closing Date by SunPower under its Volume Performance Rebate program, as defined in the letter from SunPower to the Company dated as of September 10, 2007, applicable to orders placed by the Company before the Closing Date (each, a “SunPower Rebate Payment”). Payments due to Sellers under this Section 3.1(d) will be made within 30 days after the Company receives a SunPower Rebate Payment. Sellers shall be entitled to the payments provided in this Section 3.1(d) without regard to whether the Sellers are employed by Buyer.

(e) For federal income tax purposes, any payment made pursuant to this Agreement and after the Closing Date to Sellers with respect to their Stock shall be treated as deferred Purchase Price and shall be subject to imputation of interest under Section 483 or Section 1274 of the Code and therefore treated as an installment sale by Sellers.

Article IV

Representations and Warranties of the Company and Sellers

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, the Company and Sellers hereby, jointly and severally, make the following representations and warranties to Buyer, subject to qualification by the disclosure schedules. The Company has also delivered to Buyer (or has caused the delivery to Buyer of) disclosure schedules arranged in numbered parts corresponding to the section numbers in this Agreement of the following representations and warranties. The information disclosed in any particular disclosure schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement and shall not be deemed to relate to or to qualify any other representation or warranty.

4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. The Company has all requisite power and authority, and all material Licenses and Permits, necessary to own and/or lease and operate its properties and assets and to carry on its business as now conducted, and is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the activities conducted makes such qualification or licensing necessary.

4.2 Corporate Power. The Company has the requisite corporate power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other agreement to which it is a party.

4.3 Authorization; Binding Obligations. The execution, delivery and performance of this Agreement and each other Transaction Document to which the Company is a party, the sale of the Stock by Sellers and the consummation of the other transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Company and Sellers. This Agreement has been duly executed and delivered by the Company and, at the Closing, each of the other Transaction Documents to which the Company is a party will be duly executed and delivered by the Company. This Agreement is, and at the Closing each of the other Transaction Documents to which the Company is a party will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws.

4.4 Subsidiaries. The Company has no Subsidiaries. The Company does not own, directly or indirectly, any capital stock of any other Person.

4.5 Conflict with Other Instruments; Existing Defaults.

(a) Except as set forth on Schedule 4.5, the execution, delivery and performance by the Company of this Agreement and each other agreement, the sale and delivery of the Stock by Sellers and the consummation of the other transactions contemplated hereby and thereby do not and will not violate, or cause a default under, or give rise to a right of termination under, (i) the organizational documents of the Company, (ii) any Contract to which the Company is a party, or (iii) any applicable Laws.

(b) The Company is not (i) in default, breach or violation of its organizational documents, as in effect as of the date hereof, as applicable, or (ii) in default, breach or violation of (A) any Contract required to be disclosed on Schedule 4.10(a) to which it is a party or by which it or its assets is or may be bound, or (B) any applicable Laws. Without limiting the generality of the foregoing, there does not exist any ‘default’ or ‘event of default’ (in each case as defined in any such agreement) or any default under any other credit or financing agreement to which the Company is a party or by which any of its properties or assets are bound.

(c) Except as set forth in Schedule 4.5, there are no contractual restrictions or limitations which prohibit the sale by any Seller of the Stock to be sold hereunder, prohibit or restrict any merger, sale of assets or other event which could cause a change in control of the Company, or otherwise prohibit any other financings by the Company, including any public or private debt or equity financings.

4.6 Governmental and Other Third Party Consents. Except as provided on Schedule 4.6, none of the Company or Sellers is required to obtain any consent from, provide any notice to, or is required to make any declaration or filing with, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement or any other agreement, including the sale of the Stock to Buyer, or for the purpose of maintaining in full force and effect any Licenses and Permits. Except as provided on Schedule 4.6, all consents required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any other Transaction Document will at the Closing be in full force and effect. The time within which any administrative or judicial appeal, reconsideration, rehearing or other review of any such consent of any Governmental Authority may be taken or instituted has lapsed, and no such appeal, reconsideration or rehearing or other review has been taken or instituted.

4.7 Capitalization; Title to Stock.

(a) The Company’s authorized capital stock consists of: (i) 1,000 shares of common stock, no par value (“Common Stock”); and (ii) 5,000 shares of Preferred Stock, $100 per value per share (“Preferred Stock”), all 3,500 of the outstanding shares of which shall be redeemed by the Company on or before the Closing Date in accordance with Section 8.1(a). The issued and outstanding shares of Stock are owned as set forth on Schedule A. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or Contract binding upon the Company. Except as set forth on Schedule A or Schedule 4.7, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities convertible into or exchangeable for shares of capital stock or voting securities of the

Company, (iii) options, warrants or other rights to acquire from the Company or obligations of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) equity equivalent interests in the ownership or earnings of the Company or stock appreciation, phantom stock, right of first refusal, commitment or other similar rights. Except as set forth on Schedule 4.7, there are no voting trusts, proxies or other agreements or understandings with respect to the voting, registration or transfer of ownership of the Company’s capital stock. The Company is not subject to any obligations (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any shares of its capital stock. All dividends or distributions on securities of the Company that have been declared or authorized prior to the date of this Agreement have been paid in full or accrued for in the Historical Financials.

(b) Sellers own the Stock free and clear of any Liens or other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such capital stock) and of any preemptive or other similar rights to subscribe for or to purchase any such capital stock. All of the issued and outstanding shares of Common Stock as set forth in Schedule A have been duly authorized and are validly issued, fully paid and non-assessable. Immediately following the Closing, Buyer will own directly 100% of the Stock of the Company.

4.8 Financial Statements; Undisclosed Liabilities.

(a) Attached hereto as Schedule 4.8 are the following (the financial statements referred to in clauses (i) and (ii) below being collectively referred to as the “Historical Financials”):

(i) unaudited balance sheet of the Company as of December 31, 2006, December 31, 2005, and December 31, 2004, and statements of income and retained earnings for each of the three years then ended, which have not been reviewed by the outside accounting firm of the Company; and

(ii) unaudited, management prepared financial statements of the Company consisting of a balance sheet as of the close of business of the day immediately prior to the Effective Date (the “Most Recent Fiscal Month End”), and a statement of operations for the appropriate period then ended.

The Historical Financials (including, in each case, the related schedules and notes, if any) fairly present the financial position of the Company as of the respective dates of such balance sheets and the results of operations of the Company for the respective periods covered by such statements of income, and have not been prepared in accordance with GAAP.

(b) Except as set forth on Schedule 4.8(b) hereto, the Company does not have any liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities set forth on the Latest Balance Sheet (rather than in any notes thereto), and (ii) liabilities that have arisen after the Most Recent Fiscal Month End in the ordinary course of business.

(c) None of the Company nor any of its officers, directors or, to the Knowledge of the Company, any of their respective Affiliates (i) is contemplating the filing of a petition under the Bankruptcy Laws with respect to the Company, or the liquidation of all or any major portion of its or their assets or properties, or (ii) is aware of any Person contemplating the filing of any petition against the Company under the Bankruptcy Laws. The Company is not contemplating materially changing its Business, as such Business is being conducted on the date hereof.

4.9 Existing Indebtedness and Liens; Investments.

(a) Schedule 4.9(a) sets forth a true, correct and complete list, and describes, as of the date or dates indicated therein, as applicable: (i) all indebtedness for borrowed money and capital lease obligations of the Company, showing, as to each indebtedness, the payee thereof, the total amount outstanding (by principal, interest and other amounts, if applicable) and the maturity date; (ii) all Liens (other than Permitted Liens) in respect of any property or assets of the Company, showing, as to each Lien, the name of the grantor and secured party, the indebtedness secured thereby, the name of the debtor (if different from the grantor) and the assets or other property covered by such Lien; (iii) all Permitted Liens; (iv) all Investments of the Company; (v) all UCC financing statements on file, naming the Company as a debtor, showing, as to each financing statement, the basis for the filing; and (vi) a trade payables aging schedule for the Company.

(b) The Company does not have on the date hereof, or will not have on the Closing Date, (i) liabilities for Taxes, or (ii) forward or long-term commitments outside the Company’s ordinary course of business or inconsistent with the Company’s historical practices.

4.10 Contracts.

(a) Schedule 4.10(a) sets forth a true, correct and complete list of all Contracts, commitments, licenses, agreements, obligations or binding arrangements, whether oral or written, to which the Company is a party or by which any of its assets or properties are bound:

(i) under which the Company is indemnified for or against any liability, or under which the Company is or could be obligated to indemnify any Person and which involves a potential liability in excess of $10,000 or has a term of more than six months;

(ii) under which the Company leases personal property from or to third parties under capitalized leases or under operating leases if the term of such lease is more than six months or the financial obligation is in excess of $10,000 per year;

(iii) for the purchase or sale of products or other personal property or for the furnishing or receipt of services (A) that calls for performance over a period of more than six months or (B) in which the Company has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from any Person (in each case, with a value in excess of $10,000 in the aggregate);

(iv) (A) granting representation, marketing or distribution rights or (B) relating to Company Intellectual Property (including license, development or similar agreements);

(v) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money in excess of $10,000, or under which there is or may be imposed a security interest or other Lien on any of its assets, whether tangible or intangible (other than security interests or Liens granted in favor of Buyer);

(vi) establishing or maintaining any partnership, joint venture or strategic alliance;

(vii) concerning any confidentiality or non-solicitation obligations of the Company;

(viii) under which the Company is restricted from carrying on its business or any part thereof, or from competing in any line of business or with any Person;

(ix) with officers, directors, employees or consultants of the Company, in each case involving payments by the Company in excess of $10,000 per annum;

(x) involving any Affiliates of the Company;

(xi) under which the consequences of a default or termination would reasonably be expected to have, a Material Adverse Effect;

(xii) under which the Company will (A) receive aggregate payments from customers, (B) make aggregate payments to vendors or other suppliers or (C) make or receive aggregate payments to or from any other Persons, in each case in excess of $10,000 per annum;

(xiii) which is not terminable on sixty (60) or fewer days’ notice without cost or penalty; and

(xiv) not entered into in the ordinary course of business and not otherwise disclosed on Schedule 4.10(a) in response to any of the foregoing clauses; and

The Company has delivered to Buyer true, correct and complete copies of each Contract in existence as of the date hereof. To the extent that written Contracts do not exist, the Company has delivered to Buyer accurate summaries of the material terms and conditions of such oral Contracts.

(b) Except as disclosed on Schedule 4.10(b), (i) each Contract existing as of the date hereof is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability), and (ii) to the Knowledge of the Company, each

Contract existing as of the date hereof is a legal, valid and binding obligation of the other parties thereto, enforceable against the other parties in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability) and is in full force and effect. The Company is and, to the Knowledge of the Company each other party to each Contract existing as of the date hereof are, in compliance with the terms thereof, and no default or event of default by the Company or any other party thereto exists thereunder.

4.11 Accounts Receivable. All accounts receivable of the Company (a) are legal, valid and binding obligations of the Persons shown in the accounting records of the Company as the obligor with respect thereto, (b) arose out of bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business, (c) are not subject to discount, rebate, off-set, return privilege (other than return privileges granted in the ordinary course of business consistent with past practice) or claim, and (d) are valid and collectible in the ordinary course of business.

4.12 Labor Relations; Employees.

(a) Labor Matters. The Company is not a party to any labor contract, collective bargaining agreement, Contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates the Company to compensate the Company’s employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the Knowledge of the Company, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between the Company and any present or former employee(s) of the Company. There is no pending or, to the Knowledge of the Company, threatened suit, action, investigation or claim between the Company and any present or former employee(s) of the Company. To the Knowledge of the Company, there has not been any labor union organizing activity at any location of the Company, or elsewhere, with respect to the Company’s employees within the last three years. The Company has complied in all respects with immigration and naturalization laws in connection with the employment of its work force. Except as set forth on Schedule 4.12(a), no person or party (including, without limitation, any Governmental Authority) has asserted, or, to the Knowledge of the Company, has threatened to assert, any claim or any action or proceeding, against the Company (or to the Knowledge of the Company has asserted or threatened to assert any claim or any action or proceeding against any officer, director, employee, agent or shareholders of the Company) relating to the Company’s employees or former employees and arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(b) Schedule 4.12(b) hereto sets forth: (i) a complete list of all of the Company’s employees, and rates of pay, (ii) a description of any and all fringe benefits and personnel policies, (iii) the employment dates and job titles of each such person,

(iv) categorization of each such person as a full-time or part-time employee of the Company, and (v) whether any such person has an employment agreement, and (vi) the date of the last increase, if any, in such employees’ rates of pay. For purposes of this Section, “part-time employee” means an employee who is employed for an average of fewer than 20 hours per week or who has been employed for fewer than six of the 12 months preceding the date on which notice is required pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. Section 2102, et seq. Except as set forth on Schedule 4.12(b), the Company has no employment agreements with its employees and all such employees are employed on an at “at will” basis. Schedule 4.12(b) sets forth all ex-employees of the Company utilizing or eligible to utilize COBRA (health insurance). All Persons with whom the Company has engaged as independent contractors are properly classified as independent contractors for Tax purposes.

(c) Schedule 4.12(c) sets forth a true, correct and complete list of all written employment agreements, independent contractor or consulting agreements and sales representative (or similar) agreements, golden parachute agreements, change of control agreements and employee-related non-competition and non-solicitation agreements to which the Company is a party and which are in effect. The Company has previously delivered to Buyer true, correct and complete copies of all such agreements, including all amendments thereto. Neither the Company nor, any other Person that is a party to any such agreement, is in breach of, or in default with respect to, any of its material obligations thereunder, nor is the Company aware of any facts or circumstances which give rise to any breach or default thereunder.

4.13 Employee Benefit Plans; ERISA. For purposes of this Section 4.13, the term ‘Company’ shall also refer to any ERISA Affiliate.

(a) Schedule 4.13 contains an accurate and complete list of all Employee Plans, accurate and complete copies of which have been delivered to Buyer.

(b) Neither the Company nor any ERISA Affiliate has maintained or contributed to a (i) “defined benefit plan” (within the meaning of Section 3(35) of ERISA), (ii) “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) or (iii) any Employee Plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code (and the regulations promulgated thereunder) at any time, nor has the Company nor any ERISA Affiliate had any actual or potential liability with respect to any of these types of plans at any time.

(c) The Company has not maintained any Employee Plan outside of the United States.

(d) Except as set forth on Schedule 4.13, the Company has never maintained any Employee Plan (other than an Employee Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to employees or former employees following their termination of service with the Company (other than as required pursuant to Section 601 of ERISA or pursuant to COBRA). Each Employee Plan that is subject to the requirements of Section 601 of ERISA has been operated in accordance therewith.

(e) Except as set forth on Schedule 4.13, no individual will accrue or receive additional benefits, credit for service or accelerated rights to payments of benefits as a direct result of the transactions contemplated by this Agreement.

(f) No liability, claim, investigation, audit, action or litigation incurred, made, commenced or threatened by or against any Employee Plan or the Company with respect to any Employee Plan (other than for benefits payable in the ordinary course).

(g) No Employee Plan-related trust owns any securities in violation of Section 407 of ERISA.

(h) No Employee Plan that is a “welfare plan” (within the meaning of Section 3(1) of ERISA) provides any benefit to retired or former employees of the Company, other than as required by COBRA.

(i) Each Employee Plan that is a group health plan is subject to COBRA and the requirements of COBRA have been met with respect to each such Employee Plan.

(j) Except as set forth on Schedule 4.13, full payment has been made of all amounts which the Company was required under the terms of each Employee Plan to have paid as contributions to such Employee Plan on or prior to the date hereof (excluding any amounts not yet due), and no Employee Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(k) Each Employee Plan and all related trusts, insurance contracts and funds (as applicable) have been maintained, funded, operated and administered in compliance in all respects in accordance with its terms and with all applicable laws and regulations, including, but not limited to, ERISA and the Code.

(l) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code, and each trust forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Employee Plan and the Tax-exempt status of such related trust, and no event has occurred, and no condition exists, since the date of such determination letter that has adversely affected, or would be reasonably expected to adversely affect, the qualification of such Employee Plan or the Tax-exempt status of such related trust.

(m) Neither the Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e) (2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction in connection with any Employee Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975(a) of the Code.

(n) With, respect to each Employee Plan, the Company has delivered or caused to be delivered to Buyer and its counsel true and complete copies of the following documents, as applicable to each respective Employee Plan: (i) all Employee Plan documents, with all amendments thereto; (ii) the current summary plan description, with any applicable summaries of material modifications thereto, as well as any other material employee communications; (iii) all current trust agreements and/or other documents establishing the Employee Plan’s funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the most recently prepared financial statements; and (vii) all material related contracts, including, without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

(o) All Benefit Plans have been disclosed to Buyer. All of such Benefit Plans that are pursuant to written agreements are set forth on Schedule 4.13. Each Benefit Plan that is a ‘nonqualified deferred compensation plan’ (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and Internal Revenue Service Notice 2005-1 (collectively “Section 409A”). No Benefit Plan that is a ‘nonqualified deferred compensation plan’ has been materially modified within the meaning of Section 409A. No event has occurred that would be treated under Section 409A as a transfer of property for purposes of Section 83 of the Code. No equity-based compensation arrangement or award granted under any Benefit Plan is considered ‘deferred compensation’ within the meaning of Section 409A.

4.14 Taxes.

(a) Except as set forth on Schedule 4.14(a), the Company has filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, stockholder, or other third party.

(c) The Company has not received any notice, nor expects to receive any notice, from any authority indicating an intent to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. Schedule 4.14(c) sets forth a list of all federal, state, local, and foreign Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2001, indicates whether those Tax Returns that have been audited, indicates those Tax Returns that are currently are the subject of audit, and indicates whether the Company has received notice that any of those Tax Returns will be the subject of an audit. Sellers have delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2001.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (B) has no Liability for the Taxes of any Person (other than the Company) under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Schedule 4.14(f) sets forth the following information with respect to the Company as of the most recent practicable date: (A) the Tax basis of the Company in its assets, including depreciation schedules related to such Tax basis; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company; and (C) the amount of an deferred gain or loss allocable to the Company arising out of any intercompany transaction.

(g) Since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Effective Date; (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Effective Date; or (v) prepaid amount received on or prior to the Effective Date.

(i) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

(j) The Company has not engaged in or otherwise participated in any reportable transaction or “listed transaction” as defined in Code § 6707.

4.15 Litigation. Schedule 4.15 sets forth a true, complete and correct list of all actions, suits, arbitration proceedings, investigations, inquiries or other proceedings, whether governmental or non-governmental, before any Governmental Authority for any period since September 1, 2002 that existed (regardless of whether settled), or that is pending or, to the Knowledge of the Company, threatened, against, relating to or affecting the Company, or any officer, director or employee thereof in his or her capacity as such, or any of its or their respective assets, properties or businesses, and which involve a monetary claim or claims in excess of $10,000 or injunctive or other equitable relief. Schedule 4.15 sets forth, as to each matter identified therein, the names of the parties thereto, the forum for such matter, a summary of the details of the matter, the settlement or other disposition of the matter (including the monetary value of such settlement or other disposition) or, if such matter is still pending, a statement to that effect. Except as set forth on Schedule 4.15:

(a) There is not in effect any order, judgment, decree, injunction or ruling of any Governmental Authority against, relating to or affecting the Company, or any officer, director or employee thereof in his or her capacity as such, enjoining, barring, suspending, prohibiting or otherwise limiting the same from conducting or engaging in any aspect of the business of the Company, or requiring the Company or any such officer, director or employee to take certain action with respect to any aspect of its or their business;

(b) The Company is not in default under any order, judgment, decree, injunction or ruling of any Governmental Authority respecting the Company, and the Company is not subject to or a party to any order, judgment, decree or ruling arising out of any action, suit or proceeding under any applicable Laws respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters; and

(c) There is no action, suit, arbitration or other proceeding, investigation or inquiry pending or, to the Knowledge of the Company, threatened, before any Governmental Authority which questions the validity of this Agreement or any other Transaction Document, or any actions taken or to be taken pursuant hereto or thereto, or which could, individually or in the aggregate, have a Material Adverse Effect.

4.16 Transactions with Affiliates.

(a) Except as set forth on Schedule 4.16, there is no indebtedness owing by the Company to any of its Affiliates or by any Affiliate of the Company to the Company.

(b) Other than as contemplated in this Agreement, immediately following the Closing Date:

(i) the Company will not be indebted, directly or indirectly, to any of its own officers, directors, stockholders or employees, or the officers, directors, managers, members, partners, stockholders or employees of its Affiliates, or to any members of the immediate families of such officers, directors, managers, members, partners, stockholders or employees except for, in the case of officers, directors or employees, compensation payable in the ordinary course of business and reasonable travel expenses accrued in the ordinary course of business consistent with past practices;

(ii) no officer, director, stockholder or employee of the Company, and no members of their immediate families, will (A) be indebted to the Company in any amount whatsoever or (B) to the Knowledge of the Company, and except as may be permitted by Section 7.2(a) of this Agreement, have any direct or indirect ownership interests exceeding five percent in any Person which competes, directly or indirectly, with the Company; and

(iii) there are no voting or similar agreements between or among the stockholders of the Company.

(c) Except for the matters set forth on Schedule 4.13 or Schedule 4.12(c), no officer, director, stockholder or employee of the Company, and no member, or Affiliate of a member, or the immediate families of any of the foregoing, has any direct or indirect interest in any Contract to which the Company is a party.

(d) The Company is not a party to any agreement relating to the voting or disposition of the capital stock of any other company.

(e) The Company does not have any outstanding loan or advance of funds to any of its Affiliates’ officers, directors, employees, members, managers, partners or stockholders, or to any member of the immediate families of any of the foregoing.

4.17 Licenses and Permits.

(a) Schedule 4.17(a) lists all Licenses and Permits. No other governmental authorizations are necessary or required for the Company to lawfully conduct its Business as currently conducted or for the Company to own, lease or use its assets.

(b) Each of the Licenses and Permits is valid and in full force and effect. The Company has not received any written notice that remains outstanding from any Governmental Authority regarding any actual or proposed revocation, withdrawal, suspension, cancellation or termination (other than by expiration) of any material Licenses and Permits. Except as set forth on Schedule 4.17(b), the transactions contemplated by this Agreement will not adversely affect the Company’s right to utilize the Licenses and Permits.

4.18 Personal Property. Except as set forth on Schedule 4.18, the Company has good and marketable title to its assets (other than real property, which is covered in Section 4.19 and other than personal property which is leased) free and clear of all Liens other than Permitted Liens. The Company’s machinery, equipment, vehicles and other tangible assets have been maintained in good working condition (normal wear and tear excepted) and are sufficient for the conduct of the Business as presently conducted. Except as set forth on Schedule 4.18, the Company owns or properly leases all the assets necessary to and currently utilized in the operation of the Business. Except as set forth on Schedule 4.18, no Seller owns any of the assets currently utilized in the Business.

4.19 Real Property.

(a) Schedule 4.19 sets forth a true, correct and complete list of all real property leases, subleases or licenses pursuant to which the Company is a lessor, lessee, sublessor, sublessee, licensor or licensee, in each case as amended through the date hereof, which list includes the effective date of such lease, the street address, the identity of the lessors, lessees, sublessors, sublessees, licensors or licensees, or with respect to which a Company has guarantied the obligations of any other Person, the term thereof (referencing applicable extension or renewal periods, the rent payment terms, maximum potential exposure and the current use). The Company has delivered to Buyer true, correct and complete copies of each such lease, sublease or license. The real property interests described or listed on Schedule 4.19 (the “Company Properties”) constitutes all of the interests in real property owned, leased or otherwise held for use by the Company. The Company does not own any real property.

(b) Each lease of premises utilized by the Company or in connection with the Business is legal, valid and binding in all material respects on the Company and, to the Knowledge of the Company, legal, valid and binding in all material respects on the other party or parties thereto. The Company is a tenant or possessor in good standing thereunder, free of any material default or breach on the part of the Company and, to the Knowledge of the Company, free of any material default or breach on the part of the lessors thereunder, and the Company quietly enjoys the premises provided for therein.

(c) Except as set forth on Schedule 4.19, no consent of any Person to any lease, sublease, license or mortgage is required in connection with the consummation of the transactions contemplated by this Agreement, the other Transaction Documents or the sale of the Stock, and the consummation of the transactions contemplated by this Agreement, the other Transaction Documents, or the sale of the Stock is not prohibited by, or does not constitute a default under, any such lease, sublease, license or mortgage.

(d) Except as set forth in Schedule 4.19, there are no eminent domain proceedings pending or, to the Knowledge of the Company, threatened against any Company Property. There are no pending or, to the Knowledge of the Company, contemplated, zoning changes, “floor area ratio” changes, variances, special zoning exceptions, conditions or agreements which have or would reasonably be expected to have a Material Adverse Effect. Public utilities currently serve all utility requirements necessary for the current use of all Company Property. All of the Company Properties are currently zoned in the zoning category which permits operation of such properties as now used, operated and maintained for the operation of the Business, and none of such Company Properties nor its respective use is in violation of any local governmental rule, ordinance, regulation or building code.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) the operations of the Company is in compliance with all applicable Environmental Laws and all Licenses and Permits issued pursuant to the Environmental Laws or otherwise;

(b) the Company has obtained all Licenses and Permits required to operate its business in compliance with all applicable Environmental Laws;

(c) the operations of the Company have not resulted in Releases of Hazardous Material into the environment;

(d) the Company is not the subject of any outstanding order or Contract, nor, to the Knowledge of the Company, is it threatened to be the subject of any order or Contract, with any Governmental Authority respecting (i) compliance with Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material;

(e) the Company has not received any written communication alleging that the Company may be in violation of any Environmental Law or any License or Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

(f) there are no investigations of the Business, or currently or previously owned, operated or leased property of the Company pending or, to the Knowledge of the Company, threatened which alleges any liability or other obligation pursuant to any Environmental Law;

(g) to the Knowledge of the Company, there is not located at any property owned, operated or leased by the Company any (i) current or former underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, (iv) asbestos-containing materials or structural asbestos, which is damaged and, in its present condition, poses an unreasonable risk of harm to employees or the general public, or (v) equipment which, contains ozone depleting substances; and

(h) the Company has timely filed, and delivered copies of such filings to Buyer, all reports and filings required to be made pursuant to applicable Environmental Laws, or any Licenses or Permits issued pursuant to Environmental Laws, by the Company.

4.21 Intellectual Property.

(a) The Company owns, licenses or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, recipes, formulas, mixtures, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), tangible or intangible proprietary information or material and other intellectual property that are currently used in, or material to, the Business, subsisting in, covering, reading on, directly applicable to or existing in the Products or the Technology, or that are used in the development, manufacture, sales, marketing, testing or maintenance of the Products (the “Company Intellectual Property”).

(b) The Company has provided to Buyer true, correct and complete copies of (i) all documents, if any, relative to patents, patent applications and inventions and discoveries that may be patentable, and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks owned by the Company and included in the Company Intellectual Property, including the jurisdictions in which each such intellectual property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property (“Licensed Company Intellectual Property”), and (iii) of all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software (other than off-the-shelf software subject to a click-through or shrinkwrap license), or any other third party intellectual property (“Third Party Intellectual Property Rights”) which are or are presently expected to be incorporated in, or are or expected to form a part of any existing or proposed Company product, or which are or are presently expected to be utilized in the development, modification or support of any existing or proposed Company product.

(c) Schedule 4.21(c) contains a true, correct and complete list of (i) all registered patents, patent applications, trademarks, trade names, service marks, and copyrights owned, used or licensed by the Company, (ii) the registration number, date of registration and jurisdiction of registration thereof, (iii) the name of the registered owner and, if different, the user or users thereof, (iv) any applications for any of the foregoing, (v) any common law trade names or services marks owned by the Company (vi) any Licensed Company Intellectual Property and (vii) and Third Party Intellectual Property Rights.

(d) The Company is the owner or licensee of all right, title and interest in and to each of the Company Intellectual Property, free and clear of all Liens, and has the right to use without payment to a third party all of the Intellectual Property Rights, other than in respect of licenses listed in Schedule 4.21(c)(vii).

(e) Schedule 4.21(e) contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all contracts relating to the Company Intellectual Property, including Licensed Company Intellectual Property and Third Party Intellectual Property Rights. There are no outstanding or, to the Company’s or any Seller’s Knowledge, threatened disputes or disagreements with respect to any such Contract.

(f) Except as set forth in Schedule 4.21, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, any trade secret material of the Company, or any Third Party Intellectual Property Right to the extent licensed by or through the Company, by any third party. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property, other than indemnification provisions arising in the ordinary course of business, such as those in purchase orders, invoices or similar sales-related documents.

(g) All patents, registered trademarks, service marks and registered copyrights held by the Company are validly issued and presently subsisting. Except as set forth on Schedule 4.21, since September 1, 2002, the Company (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary or intellectual property right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party. To the Knowledge of the Company, the provision of services by the Company as currently conducted and proposed to be conducted do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

(h) The Company has taken commercially reasonable steps which it believes to be sufficient to protect and preserve the confidentiality of all Company Intellectual Property. All use, disclosure or appropriation by the Company of such intellectual property owned by the Company or by a third party has been pursuant to written agreements between the Company and such third party, except where the failure to do so has not had, and would not reasonably be expected to have, a Material Adverse Effect. All use, disclosure or appropriation of such intellectual property not owned by the Company has been pursuant to written agreements between the Company and the owner of such intellectual property, or is otherwise lawful.

4.22 Nature of Business. The Company is engaged only in the Business described in the first Recital of this Agreement and activities reasonably incidental thereto.

4.23 Powers of Attorney. There are no outstanding powers of attorney in effect with respect to the Company.

4.24 Insurance.

(a) There is in full force and effect one or more policies of insurance issued by insurers of recognized national standing insuring the properties and business of the Company against such losses and risks, and in such amounts, as are usual and customary in the industry in which the Company operates or conducts business, including the losses and risks associated with pending litigation and any future litigation based on similar activities of the Company.

(b) Schedule 4.24 identifies each of the policies of insurance currently maintained by, or on behalf of, the Company, its business and properties (including workers’ compensation insurance), setting forth the name of the insurer, the holder of each such policy, the nature of coverage, the amount of such coverage, whether such policy is a “claims made” or “occurrence-based” policy and the expiration dates thereof. The Company is not in default with respect to its obligations under any of such outstanding insurance policies and all premiums with respect thereto are current. The Company and, to the Knowledge of the Company, the Company’s officers, directors, stockholders, employees, insurance managers and risk managers, have not failed to give any notice or to present any material claim under any such policy in a due and timely fashion. Such policies are in full force and effect on the date hereof and will continue to be kept in full force and effect on substantially equivalent terms, except to the extent policies expire and are replaced in the ordinary course of business with policies on substantially equivalent terms. All premiums due under the policies identified on Schedule 4.24 have been paid and the Company has not been issued or has received any notice of cancellation, material modification or termination in respect of any such policy or is in default thereunder.

(c) Except as set forth on Schedule 4.24, the Company has not been issued or has not received any notice that any insurer under any policy referred to on Schedule 4.24 is denying liability with respect to a claim in excess of $5,000 thereunder or defending under a reservation of rights clause. Schedule 4.24 also sets forth all claims made by the Company under such policies during the past three years.

4.25 Business Relationships. The Company has not received any notice with respect to any actual or threatened termination or cancellation of, or any adverse modification or material change (i.e., with a value in excess of $10,000) in, the business relationship between the Company, on the one hand, and any vendor, distributor, supplier, or customer, on the other hand, and to the Knowledge of the Company, there is no basis for such termination or cancellation of any such business relationships, other than the termination of any such relationships upon expiration of the agreement related thereto. Schedule 4.25 contains a list of the 10 largest suppliers of the Company for each of the two most recent fiscal years (determined on the basis of the total dollar amount of gross sales) showing the total amount of purchases made to each such supplier and the percentage of all purchases made during each such year.

4.26 Personal Property Leases. Schedule 4.26 sets forth a true, correct and complete list and description of all agreements (or group of related agreements) to which the Company is a party for the lease of personal property which involve rental payments of at least $5,000 per annum, including, with respect to each such lease, the name of the lessor and the lessee, the type of lease (whether operating, capital or otherwise), a description of the leased property, the monthly rental payments due and the expiration date. The Company has not materially breached any agreement pertaining to, and is not in default with respect to, or is overdue in payment of, any amounts owing under any lease agreement disclosed on Schedule 4.26. True and complete copies of all agreements set forth on Schedule 4.26 have been delivered to Buyer.

4.27 Inventories. All inventories carried by the Company reflected in the Historical Financials or the Latest Balance Sheet are, and, as of the Closing Date, will be, to the Knowledge of the Company, normal items of inventory carried by the Company, and are current, suitable and merchantable at customary prices for the filling of orders in the normal course of business, and are not obsolete, damaged, slow-moving, or defective. The Company has all right, title and interest in the inventories reflected in the Financial Statements (except to the extent they have been sold in the ordinary course of business since the date thereof).

4.28 Depository and Other Accounts. Schedule 4.28 sets forth a true, correct and complete list of all banks and other financial institutions and depositories at which the Company maintains (or has caused to be maintained) deposit accounts, lockbox accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of the Company are deposited from time to time. Such Schedule 4.29 correctly identifies the name and address of each depository, the name in which each account is held, the type of account and the account number.

4.29 Books and Records. The minute books and similar records of the Company contain true and complete records of all actions taken at any meeting of the Company’s stockholders, directors, or any committees thereof, as the case may be, and of all written consents executed in lieu of the holding of any such meeting, and have been maintained in accordance with good business accounting and bookkeeping practices.

4.30 Brokers; Certain Expenses. Except as set forth on Schedule 4.30, none of the Company nor any of its Affiliates has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary, in connection with this Agreement, any other agreement, or any of the transactions contemplated hereby or thereby for which Buyer (or the Company after the Closing Date) will have any liability. The Company is not bound by any agreement or commitment for the provision of investment banking or financial advisory services with respect to any recapitalization, issuance of debt or equity securities or other capital or financing transactions involving the Company that would operate to restrict or prevent the Closing. Any fees or commissions due to any broker, finder, investment banker or other intermediary retained by the Company shall be for the sole account of the Company or Affiliate, as the case may be, and Buyer shall not have any liability with respect thereto.

4.31 Compliance with Laws. Except as set forth on Schedule 4.31, the Company is and has been since September 1, 2002 in compliance in all material respects with and has conducted the Business (i) in accordance with all applicable Laws, and (ii) in all material respects in accordance with all injunctions, judgments, orders, decrees, writs and rulings of all Governmental Authorities (and all bodies, agencies and authorities thereof) to which the Company is a party. Except as set forth on Schedule 4.31, no investigation or review by any Governmental Authority with respect to the Company is pending or filed or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same.

4.32 Interim Changes. Except as set forth on Schedule 4.32, since the financials for the fiscal year ended December 31, 2006, there has been no:

(a) change in the condition, financial or otherwise, of the Company, which had, or would reasonably be expected to have, a Material Adverse Effect;

(b) material loss, damage or destruction of or to any of the Company’s assets, individual or in the aggregate, whether or not covered by insurance;

(c) sale, lease, transfer or other disposition by the Company of, or the imposition of any Lien (other than Permitted Liens) on, any portion of the Company’s assets, other than the sale of assets in the ordinary course of the Company’s business;

(d) increase in the compensation payable by the Company to employees, directors, independent contractors or consultants, or any change to any of the Benefit Plans set forth on Schedule 4.13, or institution of any new Benefit Plan;

(e) adjustment or write-off of accounts receivable not reflected in the Historical Financials or any change in the collection, payment or credit experience or practices of the Company;

(f) change in the Tax or cash basis accounting methods or practices employed by the Company or change in depreciation or amortization policies;

(g) issuance or sale by the Company, or any Contract entered into by the Company for the issuance or sale, of any shares of Stock or securities convertible into or exchangeable for Stock of the Company;

(h) merger, consolidation or similar transaction involving the Company;

(i) strike, work stoppage or other labor dispute adversely affecting the Business;

(j) termination, waiver or cancellation of any material rights or claims of the Company, under any Contract or otherwise;

(k) incurrence of indebtedness outside of the ordinary course of business;

(l) new Contract (or amendment to any existing Contract) obligating the Company to purchase or provide goods or services, any amendment or termination of any Contract or license relating to the Business or any waiver of material claims or rights of the Company against third parties in each case outside the ordinary course of business;

(m) agreement, arrangement or transaction between the Company and any Affiliate of the Company;

(n) creation of any new employment or consulting positions and the hiring of any personnel for such positions with an annual salary in excess of $*.

(o) other transaction not in the ordinary course of the Business and consistent with past practice of the Business that, individually or in the aggregate, could have a Material Adverse Effect; or

(p) binding commitment with respect to any of the foregoing.

4.33 Outstanding Bids, Bid Bonds and Performance Bonds.

(a) Schedule 4.33(a) sets forth (i) a true, correct and complete list of each outstanding Bid which would require the execution of a contract containing terms (including pricing terms) materially less favorable to the Business than the terms contained in the standard form contracts or standard end-user price lists (ii) a true, correct and complete list of such Bids with respect to which (i) the Company has outstanding bid bonds or similar sureties or (ii) the Company is required to obtain such bonds or sureties, and sets forth a brief description of such bonds, sureties or requirements for bonds or sureties. The outstanding Bids set forth in Schedule 4.33(a) have not been awarded or performed in any respect by the Company and no payments have been received by the Company in respect of such outstanding Bids.

(b) Schedule 4.33(b) sets forth (i) a true, correct and complete list of all outstanding performance bonds or similar sureties currently in effect for the benefit of any of the Company’s customers, (ii) all performance bonds or similar sureties required, to the Knowledge of the Company, to be obtained, but not yet obtained, by the Company for the benefit of any of the Company’s current customers and (iii) all performance bonds or similar sureties that will be required to be obtained by the Company for the benefit of any of the Company’s potential customers pursuant to the terms of any outstanding Bid set forth in Schedule 4.33(a) if such Bid is awarded to the Company.

4.34 Product and Service Warranties; Defects; Liability. Except as disclosed in Schedule 4.34 (which matters have not had and could not reasonably be expected to have a Material Adverse Effect), each Product manufactured, sold, leased, delivered, installed or maintained by the Company has been in conformity in all material respects with all applicable Laws, contractual commitments and express and implied warranties and the Company has no liability (and, to the Knowledge of the Company, there is no basis for any present or future Action giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. Except as set forth in Schedule 4.34, no claims have been asserted against the Company during the past six years relating to, and, to the Knowledge of the Company, there have been no actions with respect to, any injury to individuals or property as a result of the manufacture, sale, lease, ownership, possession, installations, maintenance or use of any Product.

4.35 Motor Vehicles. Schedule 4.35 sets forth a complete and accurate list of all vehicles utilized in the Business, whether owned or leased, the type of vehicle and vehicle identification number. All such vehicles are properly titled, licensed and registered in accordance with applicable law.

4.36 No Omissions or Misstatements. None of the representations or warranties of the Company included in this Agreement as qualified by the disclosure schedules hereto, or other Transaction Documents furnished or to be furnished by the Company contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.

Article V

Representations and Warranties of Sellers

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, each Seller, severally and not jointly, hereby represents and warrants to Buyer, with respect to such Seller only, as follows:

5.1 Ownership of Capital Stock. Such Seller is the beneficial and record owner of the Stock identified next to such Seller’s name on Schedule A hereto, free and clear of any Liens. Such Seller has the requisite right, power and authority to transfer the Stock owned by such Seller, and there are no agreements restricting the transfer by such Seller of, or affecting the rights of, such Seller’s Stock other than as set forth in the Stockholders Agreement and under applicable securities laws. Simultaneous with the Closing, all of the issued and outstanding Preferred Stock will be redeemed as provided in Section 8.1(a) and the only issued and outstanding capital stock of the Company are those shares of Common Stock owned by Seller and listed on Schedule A.

5.2 Authorization of Transaction. Such Seller has the legal capacity to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party and all documents and agreements necessary to give effect to the provisions of this Agreement and to perform its obligations hereunder and thereunder. No action, consent or approval on the part of such Seller is necessary to authorize such Seller’s due and valid execution, delivery and consummation of this Agreement, the Transaction Documents to which it is a party and all other agreements and documents executed in connection herewith and therewith. This Agreement and the other Transaction Documents to which it is a party and all other agreements and documents executed by such Seller in connection herewith and therewith constitute the valid and legally binding obligations of such Seller, enforceable in accordance with their respective terms and conditions; provided that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws of general application affecting the rights and remedies of creditors, and (ii) enforcement may be subject to general principles of equity, and the availability of remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding for such remedies may be brought.

5.3 Brokers’ Fees. Except as set forth on Schedule 4.30, such Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company could become liable or obligated.

5.4 No Conflict or Violation. Except as set forth in Schedule 5.4, neither the execution and delivery of this Agreement or the other Transaction Documents to which such Seller is a party nor the consummation of the transactions contemplated hereby or thereby, will conflict with or result in:

(a) a breach of, or a default under, any term or provision of, any Contract to which such Seller is a party or by which its assets are bound, which breach or default could reasonably be expected to adversely impact such Seller’s obligations under this Agreement; or

(b) a violation by such Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation could reasonably be expected to adversely impact such Seller’s obligations under this Agreement.

5.5 Consents and Approvals. Except as set forth in Schedule 5.5, no consent, approval or authorization of, or declaration, filing or registration with, any court or tribunal, or administrative, governmental or regulatory authority, or any other Person or entity, is required to be made or obtained by such Seller in connection with the execution, delivery and performance of this Agreement or the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby.

5.6 Litigation. There is no action, proceeding or investigation pending, to which such Seller is a party or, to such Seller’s actual knowledge, threatened, against such Seller, which questions the validity of this Agreement or impairs the ability of such Seller to consummate the transactions contemplated hereby or the transactions contemplated by the other Transaction Documents to which such Seller is a party.

5.7 Powers of Attorney. There are no outstanding powers of attorney in effect with respect to any Seller that could affect the Business.

5.8 Sellers Guaranties. Schedule 5.8 sets forth a complete and accurate list of all of the Company’s obligations that Sellers have guarantied or for which Sellers are otherwise personally liable (the “Seller Guaranties”).

Article VI

Representations and Warranties of Buyer

As a material inducement to the Company and Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Sellers, as follows:

6.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.

6.2 Authorization. The execution, delivery and performance by Buyer of this Agreement and of each of the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action taken on the part of Buyer.

6.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by Buyer, and, at the Closing, each of the other Transaction Documents to which Buyer is a party will be duly executed and delivered by Buyer. This Agreement is, and at the time of the Closing each of the other Transaction Documents to which Buyer is a party will be, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws.

6.4 No Violation. The execution, delivery and performance by Buyer of this Agreement and each of the other agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not violate and will not cause a default under (a) the organizational documents of Buyer as in effect on the date hereof, (b) any material applicable Laws, or (c) any material indenture, mortgage, lease, agreement or instrument to which Buyer is a party.

6.5 Brokers; Certain Expenses. Buyer has not paid and is not obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any other agreement or any of the transactions contemplated hereby or thereby.

6.6 Litigation. There is no action or proceeding pending, or to Buyer’s actual knowledge investigation pending, to which such Buyer is a party or, to Buyer’s actual knowledge, threatened, against Buyer, which questions the validity of this Agreement or impairs the ability of Buyer to consummate the transactions contemplated hereby or the transactions contemplated by the other Transaction Documents to which it is a party.

6.7 Company’s Financial Records. Notwithstanding anything stated to the contrary in this Agreement, Buyer acknowledges that: (a) the Company does not keep its books, prepare its financial statements and tax returns, establish reserves in accordance with GAAP; (b) the Company does not have its financials reviewed or audited; and (c) the Company has historically used the tax method of depreciation, calculated its income taxes and prepared its tax returns on a cash basis, and prepared its financials on the accrual basis.

6.8 No Omissions or Misstatements. None of the representations of Buyer included in this Agreement or other Transaction Documents furnished or to be furnished by Buyer, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.

Article VII

Covenants of the Parties

7.1 Tax Matters.

(a) Sellers will be responsible for and shall cause the Company to timely file any income Tax Returns with a filing due date that is after the Effective Date for Tax periods of the Company that end on or before the Effective Date. Sellers shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing, and Sellers shall make any revisions to such Tax Returns as may be reasonably requested by Buyer and to which Sellers reasonably agree in order to comply with applicable Laws. Buyer will be responsible for and shall cause the Company to timely file any income Tax Returns with a filing due date that is after the Effective Date for Tax periods of the Company that begin after the Effective Date.

(b) Each Seller shall jointly and severally indemnify the Company, Buyer, and each Buyer Affiliate and Buyer Indemnified Parties and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Effective Date and the portion through the end of the Effective Date for any taxable period that includes (but does not end on) the Effective Date (“Pre-Effective Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Effective Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing. Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 7.1(a) within 15 business days after payment of such Taxes by Buyer or the Company.

(c) Buyer and the Company agree that, in the case of any taxable period that includes (but does not end on) the Effective Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Effective Tax Period shall be determined based on an interim closing of the books as of the close of business on the Effective Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre- Effective Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Effective Date and the denominator of which is the number of days in such Straddle Period.

(d) Except to the extent required by law, Buyer shall not amend, and shall not permit the Company to amend, any income Tax Return or election made in connection with such income Tax Return for any Tax period ending on or prior to Closing without the prior written consent of Sellers if such amendment would have the effect of increasing the amount of Tax payable by Sellers with respect to such period.

(e) Buyer and Sellers covenant and agree to cooperate with each other regarding Tax matters as follows:

(i) Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.1(e) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so request, the Company or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code § 6043, or Code § 6043A, or Treasury Regulations promulgated thereunder.

(f) Buyer shall notify Sellers in writing within five Business Days after receipt by Buyer or the Company of any notice of audit or request for information regarding any Taxes and upon notice of any determination of liability for Taxes from an official inquiry, examination, audit or proceeding (each, a “Tax Determination”) regarding any Tax Return related to a period that ends on or prior to the Effective Date. Sellers shall have the right to exercise control, on behalf of the Company for any such Tax Return, and at its own expense, at any time over the handling, disposition or settlement of any issue raised in any such Tax Determination, if and to the extent the disposition or settlement would be reasonably expected to result in a liability to the Company or Sellers. Buyer and the Company shall cooperate with Sellers, as reasonably requested by Sellers, in connection with any such Tax Determination.

(g) Sellers shall notify Buyer in writing within five Business Days after receipt by Sellers of any Tax Determination regarding any Tax Return for the Straddle Period or any period thereafter. Sellers, on behalf of the Company, for any pre-Closing period, and Buyer, on behalf of the Company, with respect to any post-Closing period, in each case, at its own respective expense, shall have the right to exercise control at any time over the handling, disposition or settlement of any issue raised in any such Tax Determination regarding any Straddle Period, if and to the extent the disposition or settlement would be reasonably expected to result in a liability to the Company for such period. Buyer and the Company shall cooperate with Sellers, as reasonably requested by Sellers, in connection with any such Tax Determination.

(h) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement assessed against Sellers shall be paid by Sellers when due, and Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

7.2 Noncompete.

(a) Each of Sellers agrees that during the * period following the Closing Date (the “Noncompete Period”), he or she shall not, directly or indirectly, either for himself or herself, or for any other Person (other than the Company) participate in the Business anywhere within the state of * in the area from * to the *, other than on behalf of the Company. For purposes of this Agreement, the term ‘participate’ includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, member, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, lender, owner or otherwise; provided that the term ‘participate’ shall not include ownership of stock of Buyer and of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

(b) Non-Solicitation. During the * period following the Closing Date, no Seller shall, directly or indirectly, (i) induce or attempt to induce any employee of Company to leave the employ of Company or in any way interfere with the relationship between Company and any employee thereof, (ii) induce or attempt to induce any customer or supplier of Company to cease doing business with Company, (iii) knowingly induce or attempt to induce any employee of Buyer or any of its Affiliates to leave the employ of Buyer or any of its Affiliates or in any way interfere with the relationship between Buyer or any of its Affiliates and any employee thereof, or (ii) knowingly induce or attempt to induce any customer or supplier of Buyer or any of its Affiliates to cease doing business with Buyer or any of its Affiliates. Each Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(c) Specific Performance. Each Seller agrees that Buyer would suffer irreparable harm from a breach by such Seller of any of the covenants or agreements contained in this Section 7.2 In the event of an alleged or threatened breach by a Seller of any of the provisions of this Section 7.2, Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. To the extent of any breach of this Section 7.2 by any Seller, the Noncompete Period (with respect to such breaching Seller) shall automatically be extended by the length of such breach.

(d) Scope, etc. If, at the time of enforcement of any of the provisions of this Section 7.2, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Each Seller acknowledges that, without provisions contained in this Section 7.2, Buyer would have not entered into this Agreement.

7.3 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the sale of Stock), shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.4 Securities Matters. Each Seller acknowledges that Buyer will require (at Buyer’s sole cost and expense) audited financial statements for the fiscal years ended December 31, 2005 and December 31, 2006, and reviewed financial statements for the period from January 1, 2007 through the Effective Date. Each Seller shall, at Buyer’s request, and to the extent necessary in connection with a public offering or private placement of any securities of Buyer or any Affiliate of Buyer, cooperate with the Buyer in connection with the audit and review of such financial statements to the extent necessary to enable Buyer to present the financial statements required by Form S-1 of the Securities and Exchange Commission or other securities laws. Each Seller shall render such assistance as may be reasonably necessary in connection with the audit and review of such financial statements and shall provide or make available such records or information relevant thereto as are in its possession or under its control. In addition, each Seller shall use its reasonable best efforts to assist Buyer in connection with any offering or placement of securities of Buyer, or any Affiliate who is a direct or indirect parent of Buyer or the Company, including, without limitation, participation in underwriter due diligence sessions and ‘road shows’ at such times as required by Buyer (solely with respect to the business of the Company) or any underwriter and by providing all information necessary concerning the Company as required by Buyer and its underwriter.

7.5 Employees. Buyer shall pay a * severance payment to any employee of the Company who is involuntarily terminated without cause, as defined by the Company, within * following the Closing.

7.6 Seller Guaranties and Obligations. Buyer and Seller will use reasonable efforts after the Closing to obtain the release of Sellers from any of the Seller Guaranties.

7.7* Buyer will cause * to enter into the * in substantially the form of Exhibit E hereto

7.8 Consents. If not delivered on the Closing Date, Sellers shall use their best efforts to deliver the Landlord’s Consent to Assignment, and the consent required under the SunPower Contract listed on Schedule 4.6 hereto within 30 day following the Closing Date.

Article VIII

Closing Deliveries

8.1 Deliveries by the Sellers and the Company. The Sellers and the Company shall deliver the following to the Buyer at Closing:

(a) Redemption of Preferred Stock. Evidence that Sellers have caused the redemption of the outstanding 3,500 shares of the Preferred Stock in a manner cost neutral and acceptable to Buyer.

(b) Compliance Certificate. A certificate signed by an officer of the Company that each of the representations and warranties made by the Company in this Agreement is true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) as of the Closing Date.

(c) Certified Resolutions. Certified copies of the resolutions of the Board of Directors and the stockholders of the Company authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

(d) Incumbency Certificate. An incumbency certificate relating to each person executing for the Company any document executed and delivered to Buyer pursuant to the terms hereof.

(e) Good Standing. Good standing certificate issued by the Secretary of State of California with respect to the Company.

(f) Legal Opinion. The legal opinion of Ackeret-Sheron LLP, counsel to Sellers and the Company, substantially in the form of Exhibit C hereto.

(g) Liens. Buyer shall have received evidence that all Liens (other than Permitted Liens) on the assets of the Company shall have been released in a manner satisfactory to Buyer.

(h) Landlord’s Consent to Assignment. Sellers shall use their best efforts to deliver the Landlord’s Consent to Assignment from the Company’s landlords for the leased premises at 1163 E. Francisco Blvd., San Rafael, California 94901, substantially in the form of Exhibit D hereto.

(i) Employment Agreement. The Employment Agreement between R. Phillips and the Company in substantially the form of Exhibit A hereto.

(j) FIRPTA. An affidavit from each Seller complying with the Foreign Investment in Real Property Tax Act.

(k) Stock Certificates. The stock certificates representing the Stock duly endorsed for transfer and accompanied by any applicable documentary stamp tax.

(l) Resignations. The resignations, effective as of the Closing Date, of all the directors and officers of the Company.

(m) Other Deliveries. Such other documents as Buyer or its counsel may reasonably request to evidence the transactions contemplated hereby.

8.2 Deliveries by Buyer. The Buyer shall deliver the following to the Sellers at the Closing:

(a) Compliance Certificate. A certificate signed by an officer of Buyer that each of the representations and warranties made by Buyer in this Agreement is true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) as of the Closing Date.

(b) Certified Resolutions. Certified copies of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

(c) Incumbency Certificate. An incumbency certificates relating to each person executing for Buyer any document executed and delivered to Sellers pursuant to the terms hereof.

(d) Employment Agreement. The Employment Agreement with R. Phillips substantially in the form of Exhibit A hereto.

(e)* The * executed by * substantially in the form of Exhibit E hereto.

(f) Other Deliveries. Such other documents as Sellers or their counsel may reasonably request to evidence the transactions contemplated hereby.

Article IX

Indemnification

9.1 Indemnification.

(a) By Sellers. Each Seller, jointly and severally, hereby agrees to indemnify and hold Buyer, the Company, and their respective directors, officers, employees, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any Losses arising from: (i) any breach of the representations and warranties (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained in any such representation or warranty) made by the Company in this Agreement; (ii) any breach of the covenants or agreements (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained in any such covenant or agreement) made by Sellers or the Company in this Agreement; or (iii) any Excluded Liabilities. In addition, each Seller, severally and not jointly, hereby agrees to indemnify and hold Buyer Indemnified Parties harmless from and against any Losses based upon or arising from any breach of the representations and warranties (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained in any such representation or warranty) of such Seller contained in Article V.

(b) By Buyer. Following the Closing, Buyer shall indemnify and hold harmless Sellers at all times from and after the Closing Date against and in respect of Losses arising from or relating to: (i) any breach of any representation or warranty (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained in any such representation or warranty) made by Buyer in this Agreement; (ii) any breach of any covenant and agreement (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained in any such covenant or agreement) made by Buyer in this Agreement; and (iii) any Losses arising based upon or due to the operations of the Company after the Closing Date.

9.2 Limitations of Indemnity.

(a) Notwithstanding the foregoing, (i) no amounts shall be payable under Section 9.1(a)(i) unless and until the aggregate amount otherwise payable by Sellers exceeds * (the “Deductible”), in which event Sellers shall only be liable for all amounts in excess of such Deductible; and (ii) no claim for indemnification under Section 9.1(a)(i) shall first be asserted after the two year anniversary of the Closing Date; provided, however, that a claim for indemnification under Sections 4.3 (Authorization; Binding Obligations), 4.7(b) (Title to Stock) and 5.1 (Ownership of Capital Stock), 4.13 (Employee Benefit Plans; ERISA), 4.14 (Taxes), 4.20 (Environmental Matters) and 4.31 (Compliance with Laws) may be asserted at any time prior to the expiration of the statute of limitations applicable thereto. Subject to the following sentence, in no event shall the amount payable under Section 9.1(a)(i) exceed the aggregate of the * payable to Sellers under this Agreement (the “Cap”), and in no event shall the amount payable under Section 9.1(a)(i) by any Seller exceed an amount equal to such Seller’s Pro Rata Share of the Cap. Notwithstanding anything herein to the contrary, the Deductible shall not apply to a claim for breach of any representation and warranty set forth in Section 4.3 (Authorization; Binding Obligations), Section 4.13 (Employee Benefit Plans; ERISA), Section 4.14 (Taxes), Section 4.20 (Environmental Matters) or Section 4.30 (Brokers; Certain Expenses) and neither the Deductible nor the Cap shall apply to a claim for fraud.

(b) The liability of Sellers under the indemnification provisions of this Article IX shall be recovered first from the Escrow Fund other than for claims for breach of any representations and warranties set forth in Article V and Section 7.2.

9.3 Indemnification Procedures - Third Party Claims.

(a) The rights and obligations of a party claiming a right of indemnification hereunder (each an “Indemnitee”) from a Party to this Agreement (each an “Indemnitor”) in any way relating to a Third Party Claim shall be governed by the following provisions of this Section 9.3:

(i) The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity provisions contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a “Notice of Claim”). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same). No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor’s ability successfully to defend the claim, action, suit or proceeding giving rise to the indemnification claim.

(ii) In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then, upon the written acknowledgment by the Indemnitor given to the Indemnitee within 30 days after receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity provisions and confirming that based on the information available as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is subject to this Article IX and that the Indemnitor will be able to pay the full amount of potential liability in connection with any such claim (including, without limitation, any action, suit or proceeding and all proceedings on appeal or other review which counsel for the Indemnitee may reasonably consider appropriate) (an “Indemnification Acknowledgment”), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such 30-day period. The delivery of an Indemnification Acknowledgment shall not preclude Indemnitor’s subsequent right to deny indemnification and Indemnitor’s right to reimbursement of all costs of any nature incurred, if it is ultimately determined that such claim was not indemnifiable by Indemnitor. However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor’s financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, and the Indemnitor shall be responsible for Indemnitee’s reasonable costs and expenses. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee’s own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, action, suit or proceeding, or (B) the

Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific material defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor, in which case the costs and expenses incurred by the Indemnitee for such counsel shall be borne by the Indemnitor, provided that Indemnitor shall not be obligated to pay for the costs and expenses of more than one counsel to the Indemnitee.

(iii) The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the claim, action, suit or proceeding, shall keep the other party fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel. The Parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claim, action, suit or proceeding. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 9.3(a)(ii), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt not to be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.

(b) Neither Party shall make or enter into any settlement of any claim, action, suit or proceeding which one Party has undertaken to defend, without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), unless there is no obligation, directly or indirectly, on the part of such other Party to contribute to any portion of the payment for any of the Losses, such other Party receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to such other Party), there is no finding or admission of any violation of law by, or effect on any other claim that may be made against such other Party and, in the reasonable judgment of such other Party, the relief granted in connection therewith is not likely to have a Material Adverse Effect on such other Party or its reputation or prospects.

(c) Any claim for indemnification that may be made under more than one subsection under Section 9.1 may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

9.4 Indemnification Procedures - Other Claims, Indemnification Generally.

(a) A claim for indemnification for any matter not relating to a Third Party Claim may be asserted by giving reasonable notice directly by the Indemnitee to the Indemnitor. The Indemnitee shall afford the Indemnitor reasonable access to all relevant corporate records and other information in its possession relating thereto.

(b) If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined in accordance with this Article IX, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within ten days following written demand therefor by the Indemnified Party. The indemnifying party shall not be obligated to pay any amount under this Article IX until such final determination.

9.5 Exclusive Remedy. The provisions for indemnification set forth in this Article IX are the exclusive remedies of Sellers, Buyer and the Company arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise (other than claims based on actual fraud or intentional breach of this Agreement).

Article X

Miscellaneous

10.1 Publicity. Except as required by law, neither the Company nor the Sellers shall make any press release or other public announcement concerning this Agreement or the transactions contemplated hereby without advance written approval thereof by the Buyer.

10.2 Expenses. Except as provided in Article IX, the Company on the one hand, and Buyer, on the other hand, shall bear all of their own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

10.3 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Disclosure Schedules hereto and the other Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including, without limitation, the Term Sheet dated as of October 14, 2007. This Agreement may not be amended or modified except by an instrument in writing signed by Buyer and Sellers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Neither the failure nor the delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

10.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), or (iii) when receipt is acknowledged by an affirmative act of the Party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyer, Seller and the Company will, unless another address is specified in writing, be sent to the address indicated below:

If to Buyer, to:

Real Goods Marin, Inc.

PO Box 593

13771 So. Highway 101

Hopland, CA 95449

Attention: John Schaeffer

Telephone: (707) 744-2010

Facsimile: (707) 744-2104

E-Mail: john@realgoods.com

with a copy (which shall not serve as notice) to:

Brownstein Hyatt Farber Schreck, P.C.

410 17th Street, Suite 2200

Denver, Colorado 80202

Attention: Jacquelyn Kilmer

Telephone: (303) 223-1100

Facsimile: (303) 223-1111

E-Mail: JKilmer@bhfs.com

and

Gaiam, Inc.

360 Interlocken Blvd.

Broomfield, CO 80021

Attention: John Jackson

Telephone: (303) 222-3809

Facsimile: 303-222-3700

E-Mail: john.jackson@gaiam.com

If to the Company to:

Marin Solar, Inc.

1163 Francisco Blvd. East

San Rafael, CA 94901

Attention: Roy Phillips

Telephone: 415.456.2800

Facsimile: 4154.56.2855

E-Mail: roy@marinsolar.com

with a copy (which shall not serve as notice) to:

Ackeret-Sheron LLP

890 Lamont Ave., Ste. 202

Novato, CA 94945

Attention: Christopher Sheron

Telephone: (415) 898-3200

Facsimile: (415) 897-6526

E-Mail: chris@sheronlaw.com

If to the Sellers to:

Roy Phillips

c/o Marin Solar, Inc.

1163 Francisco Blvd. East

San Rafael, CA 94901

Attention: Roy Phillips

Telephone: 415.456.2800, ext. 109;

Facsimile: 4154.56.2855

E-Mail: roy@marinsolar.com

and

Jan Phillips

497 Scenic Avenue

San Anselmo, CA 94960

Telephone: 415.459.8697; 415-385-1147 (cell)

Facsimile: 415.482.8838

E-Mail: janphillips@jps.net

or at such other address or addresses as Buyer, the Company or Sellers, as the case may be, may specify by written notice given in accordance with this Section 10.4.

10.5 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.

10.6 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

10.7 Consent to Jurisdiction and Venue. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT AND AGREE THAT ALL ACTIONS, SUITS OR OTHER PROCEEDINGS ARISING UNDER OR IN CONNECTION WITH

THIS AGREEMENT SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN MARIN COUNTY, CALIFORNIA, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY AND ALL CLAIMS, CONTROVERSIES AND DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 10.7 SHALL PRECLUDE BUYER FROM BRINGING ANY ACTION, SUIT OR OTHER PROCEEDING IN THE COURTS OF ANY OTHER LOCATION WHERE THE COMPANY OR SELLERS OR ANY ONE OF THEM OR ANY OF ITS OR THEIR ASSETS OR THE COLLATERAL MAY BE FOUND OR LOCATED OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER IN FAVOR OF BUYER.

EACH OF THE COMPANY AND EACH SELLER, FOR ITSELF AND ITS PROPERTY, (A) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION, SUIT OR OTHER PROCEEDING COMMENCED IN ANY SUCH COURT, (B) WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION OR IMPROPER VENUE AND (C) CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

TO THE EXTENT PERMITTED UNDER THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH OF THE COMPANY AND EACH SELLER HEREBY WAIVES, IN RESPECT OF ANY SUCH ACTION, SUIT OR OTHER PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS THAT NOW OR HEREAFTER, BY REASON OF SUCH PARTY’S PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.

10.8 Waiver of Trial by Jury. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO (a) THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT HEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY OR RELATED TO THIS AGREEMENT, OR (b) ANY CONDUCT, ACT OR OMISSION OF THE PARTIES OR THEIR AFFILIATES (OR ANY OF THEM) WITH RESPECT TO THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT HEREOF, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE,

REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT OR OTHER PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

10.9 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.10 Invalidity. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.11 Negotiated Agreement. The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

10.12 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns. In addition, it is the intent of the parties that the Indemnitees that are not a party hereto be third party beneficiaries of Article IX of this Agreement. Buyer, the Company or any Seller may not assign, transfer or delegate any of their rights or obligations hereunder or any interest herein, by operation of law or otherwise, without the prior written consent of the other Parties; provided, that Buyer may assign its rights and obligations under this Agreement to any wholly owned affiliate of Gaiam, Inc.

10.13 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future applicable Laws during the term thereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom.

Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible, which shall to the greatest extent possible effect the original intent of the parties.

10.14 Further Assurances. From time to time after the Closing, each Party will timely execute and deliver to the other such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments, as may be reasonably requested by such Party or its counsel in order to vest in Buyer all right, title and interest of Sellers in and to the Stock and otherwise in order to carry out the purpose and intent of this Agreement.

10.15 Mutual Releases. Each Seller, for himself or herself and his or her Affiliates, heirs, personal representatives, successors and assigns on the one hand, and the Company, for itself and Buyer and their Affiliates, agents, successors and assigns on the other hand (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges each other and each others’ subsidiaries, parent and their respective successors, directors, officers, employees, agents, and representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, Contracts, controversies, promises, judgments, Liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue based on matters now unknown as well as known (collectively, the “Released Claims”), provided that Released Claims shall not include claims arising out of the breach or alleged breach of this Agreement or any other Transaction Documents or claims resulting from the fraud of any of the Released Parties. The Releasors hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. This release shall be effective as of the consummation of the Closing.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

REAL GOODS MARIN, INC., a California corporation

By:
Name:	John Schaeffer
Title:	President

THE COMPANY:

MARIN SOLAR, INC., a California corporation,

By:
Name:	Roy Phillips
Title:	President

SELLERS:

ROY PHILLIPS

JAN PHILLIPS